EXHIBIT 99.1

DecisionPoint Systems Reports Fourth Quarter 2011 Results

4Q 2011 Gross Margin Expands to Record 22.4%

2011 Revenue Increases to $58.4 Million

FOOTHILL RANCH, CA -- (Marketwire – (March 29, 2012) -- DecisionPoint Systems, Inc. (OTCBB: DPSI), a leading provider and integrator of Enterprise Mobility, Wireless Applications and RFID solutions, today reported financial results for the fourth quarter and full year ended December 31, 2011.

Highlights of Fourth Quarter Ended December 31, 2011:

➢	Gross margin expanded to 22.4% compared to 20.9% in Q3 2011 and 21.6% in Q4 2010
➢	Net income (before dividends) of approximately $65,000 compared to $268,000 in Q3 2011 and a net loss of $(25,000) in Q4 2010
➢	EBITDA was approximately $488,000 compared to $442,000 in Q3 2011 and $1.3 million in Q4 2010

Revenue in the fourth quarter of 2011 was $15.9 million, compared to $15.5 million in the same period a year ago and $16.4 million in the third quarter ended September 30, 2011.  Revenue increased 3.8% year-over-year due to the contribution of CMAC, which was acquired on December 31, 2010. The sequential revenue decrease reflects typical seasonal patterns.

Gross profit in the fourth quarter of 2011 was $3.6 million, compared to $3.3 million in the same period of 2010 and $3.4 million in the September 30, 2011 quarter.  Gross profit margin was 22.4%, compared to 21.6% in the same period a year ago and 20.9% in the third quarter of 2011.  The increase in the gross margin as compared to both prior periods was primarily due to a richer mix of sales of higher margin third party software and professional services.

Selling, general and administrative expenses in the fourth quarter of 2011 were $3.3 million, compared to $2.2 million in the same period a year ago and $3.3 million in the third quarter of 2011.  The year-over-year increase was primarily the result of the additional costs and personnel related to the Company’s acquisition of CMAC and generally higher business levels.  SG&A expenses were flat compared to the third quarter of 2011 reflecting the full integration of the CMAC acquisition and a continued focus on cost control.

Operating income in the fourth quarter was $0.2 million, compared to operating income of $1.1 million in the same period a year ago and operating income of $0.2 million in the quarter ended September 30, 2011.

Net income before dividends was approximately $65,000 in the fourth quarter of 2011 compared to a net loss of approximately $(25,000) in the fourth quarter of 2010 and net income of approximately $268,000 in the third quarter of 2011.  After cumulative and imputed preferred stock dividends of approximately $218,000 for the fourth quarter of 2011, $21,000 for the fourth quarter of 2010 and $214,000 for the third quarter of 2011 the net loss attributable to common shareholders was approximately $(153,000), or $(0.02) per share, in the fourth quarter of 2011 compared to a net loss of approximately $(46,000), or $(0.01) per share, in the same period a year ago and net income of $54,000, or $0.01 per share, in the third quarter of 2011.

EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) in the fourth quarter of 2011 was approximately $488,000 compared to $1.3 million in the same period a year ago and $442,000 in the third quarter of 2011.

Revenue for the full year ended December 31, 2011 was $58.4 million, compared to $56.2 million in the year ago period.  Gross profit was $12.0 million for the twelve months ended December 31, 2011, compared to $10.9 million for the twelve months ended December 31, 2010.  Gross margin was 20.5%, compared to 19.3% in the same period a year ago.  Selling, general and administrative expenses were $13.6 million for the twelve months ended December 31, 2011, compared to $9.6 million for the twelve months ended December 31, 2010.  The majority of the increase in SG&A was due to the inclusion of the selling and administration expenses of CMAC, which was acquired on December 31, 2010.  Net loss attributable to common shareholders for the full year of 2011 was $(5.7) million, or $(0.94) per share, compared to a net loss of $(2.3) million, or $(0.66) per share, in the same period a year ago. Included in the net loss for the full year of 2011 was an expense for debt extinguishment of $(2.7) million (of which $2.3 million was non-cash) as well as preferred stock dividends of approximately $486,000.  Included in the net loss for the full year of 2010 were preferred stock dividends of approximately $80,000.

Management Commentary

“We strengthened the foundation of our business in 2011, both strategically and financially,” said Nicholas Toms, Chief Executive Officer of DecisionPoint.  “The acquisition of CMAC furthered our goal of increasing the mix of higher margin professional services that complement our customer-driven, mobile wireless and RFID solutions.  Our gross profit margin expanded reflecting this revenue mix shift as well as more efficient utilization of our professional services staff and disciplined cost control.  The reverse merger with Comamtech, completed in June, combined with the conversion of our senior secured note into shares of our preferred stock resulted in positive shareholders’ equity and a reduction of almost 50% in interest expense for the year, and significantly strengthened our balance sheet.

“In addition to these transactions, we built out our field mobility practice.  Through wireless carrier relationships with Sprint, T-Mobile and Verizon that we established during the year, we introduced initial co-branded products, including Fleet Control, a turnkey solution with Verizon for the trucking industry.  Fleet Control installed its first sales during the fourth quarter and is gaining traction in the marketplace. During 2012, we plan to release additional turnkey, or bundled, solutions with our partners.  We also expanded our retail system offerings to enable and support the proliferation of tablet-based assisted shopping, which both generates revenue and increases productivity for our customers.

“We have entered 2012 with good momentum,” continued Mr. Toms.  “Sales activity has remained robust as the economic uncertainty of last spring has given way to competitive and productivity imperatives, which our customized mobile solutions are perfectly suited to address.  We expect revenue to increase by over 25% in 2012 compared to 2011. Field mobility is expected to continue on its growth trajectory based on recent and upcoming product releases with our wireless carrier partners and our retail segment has been building its backlog as customer capital spending has picked up from recession levels.  Our goal is to continue shifting our revenue mix towards software and professional services and continue expanding the gross margin, through increasing sales of new products including our Grapevine Push-to-Talk solution and our Mobile Device Management services for enterprise and small business applications.”

Forward-Looking Statements

Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement.  These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

About DecisionPoint Systems, Inc.

DecisionPoint Systems, Inc. (OTCBB: DPSI) delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers.  They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere.  DecisionPoint utilizes all the latest wireless, mobility, and RFID technologies.  For more information on DecisionPoint Systems visit http://www.decisionpt.com/news.php.

Company Contact:

Donald W. Rowley
Chief Financial Officer
DecisionPoint Systems, Inc.
Tel 949-465-0065 x105

Investor Relations Contacts:

Stephanie Prince/Jody Burfening
Lippert/Heilshorn & Associates
T: 212-838-3777
sprince@lhai.com

DecisionPoint Systems, Inc.
Balance Sheets

	December 31,
	2011	2010
ASSETS
Current assets
Cash	$365,814	$315,169
Accounts receivable, net	13,916,787	12,575,597
Other receivable	1,476,285	-
Inventory, net	705,757	898,465
Deferred costs	3,468,583	3,562,654
Deferred tax assets	-	55,000
Prepaid expenses and other current assets	408,413	457,863
Total current assets	20,341,639	17,864,748

Property and equipment, net	98,934	100,070
Other assets, net	175,329	173,465
Deferred costs, net of current portion	1,800,320	1,414,851
Goodwill	5,538,466	5,508,864
Intangible assets, net	2,214,000	2,729,000
Total assets	$30,168,688	$27,790,998

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$9,037,715	$9,244,255
Accrued expenses and other current liabilities	2,414,288	4,881,816
Line of credit	4,024,141	4,364,221
Current portion of debt	1,000,000	1,000,000
Due to related parties	871,508	1,606,357
Unearned revenue	6,756,214	5,714,434
Total current liabilities	24,103,866	26,811,083

Long term liabilities
Unearned revenue, net of current portion	2,509,190	1,850,440
Debt, net of current portion and discount	970,160	1,940,000
Deferred tax liabilities	18,000	-
Interest payable	60,000	60,000
Total liabilities	27,661,216	30,661,523

Commitments and contingencies
	-	-
STOCKHOLDERS' EQUITY (DEFICIT)
Cumulative Convertible Preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,816,289 and 400,955 shares issued and outstanding, including cumulative and imputed preferred dividends of $435,563 and $130,738, and
with a liquidation preference of $10,652,275 and $1,485,738, respectively	6,319,629	1,485,738
Common stock, $0.001 par value, 100,000,000 shares authorized,
8,182,791 issued and 8,028,908 outstanding as of December 31, 2011,
and 5,080,970 shares issued and outstanding as of December 31, 2010	8,183	5,081
Additional paid-in capital	14,513,918	8,238,995
Treasury stock, 153,883 shares of common stock	(204,664)	-
Accumulated deficit	(17,230,792)	(11,576,776)
Unearned ESOP shares	(898,802)	(1,023,563)
Total stockholders’ equity (deficit)	2,507,473	(2,870,525)
Total liabilities and stockholders' equity (deficit)	$30,168,688	$27,790,998

DecisionPoint Systems, Inc.
Consolidated Statements of Operations

	Years ended December 31,		Q4 ended December 31
	2011	2010	2011	2010

Net sales	$58,358,906	$56,244,198	$15,887,599	$15,469,726

Cost of sales	46,367,738	45,391,485	12,324,920	12,131,369

Gross profit	11,991,168	10,852,713	3,562,679	3,338,357

Selling, general and administrative expense	13,597,141	9,610,381	3,329,500	2,221,370

Operating (loss) income	(1,605,973)	1,242,332	233,179	1,116,987

Other expense:
Interest expense	1,159,774	2,213,223	156,177	805,778
Loss on debt extinguishment	2,665,157	-	0	0
Other (income) expense, net	(363,049)	1,159,114	(67,347)	333,418
Total other expense	3,461,882	3,372,337	88,830	1,139,196

Loss before income taxes	(5,067,855)	(2,130,005)	144,349	(22,209)

Provision for income taxes	100,172	78,794	78,999	3,059

Net loss	(5,168,027)	(2,208,799)	65,350	(25,268)

Cumulative and imputed preferred stock dividends	(485,989)	(79,570)	(217,891)	(21,070)

Net loss attributable to common shareholders	$(5,654,016)	$(2,288,369)	$(152,541)	$(46,338)

Net loss per share -
Basic and diluted	$(0.94)	$(0.66)	$(0.02)	$(0.01)

Weighted-average shares outstanding -
Basic and diluted	6,019,900	3,462,220	7,460,184	4,333,860

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA).  The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance.  The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials.  Management believes that these adjusted measures reflect the essential operating activities of the Company.  A reconciliation of non-GAAP financial information appears below:

DecisionPoint Systems, Inc.
EBITDA
	Q4 2011	Q3 2011	Q2 2011	Q1 2011	Q4 2010

Operating income (loss)	$233,179	$164,431	$(834,223)	$(1,169,366)	$1,116,987

Non-cash add backs:
Depreciation and amortization	149,079	137,573	133,258	140,417	6,174
Employee stock-based compensation	29,385	51,322	45,290	74,027	134,689
Non-employee stock-based compensation	45,337	57,847	180,000	-	63,480
ESOP compensation expense	31,190	31,191	31,190	31,190	29,634

EBITDA	$488,170	$442,364	$(444,485)	$(923,732)	$1,350,964